Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries and affiliates as of December 31, 2006 and 2005, and the related consolidated and combined statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.
As discussed in note 5 to the consolidated and combined financial statements, the Company completed a merger with Certegy Inc. on February 1, 2006.

/s/ KPMG LLP
September 14, 2007
Jacksonville, Florida
Certified Public Accountants